News Release

Tutor Perini Announces Favorable Legal Developments

Sylmar, California –  (BUSINESS WIRE) – December 17, 2014 – Tutor Perini Corporation (NYSE: TPC), a leading civil and building construction company, today announced that it has reached legal settlements on the two long-standing matters described below. In addition, the Company has received its approximately $52-million portion of the payment related to the recently settled Central Artery/Tunnel project dispute with the Massachusetts Department of Transportation.

MGM CityCenter Matter

On December 12, 2014, Tutor Perini Corporation and Tutor Perini Building Corp. (collectively “Tutor Perini”) reached a settlement with MGM Mirage Resorts International and CityCenter Holdings, LLC (collectively “CityCenter”) regarding the CityCenter Project and the litigation which commenced in 2010. The settlement was entered into under confidential terms which fully resolve all material disputes between Tutor Perini, CityCenter, and the related subcontractors.

UCLA Santa Monica Orthopedic Hospital Matter

Tutor Perini has reached a settlement with the University of California at Los Angeles regarding the UCLA Santa Monica Orthopedic Hospital project subject to the Regents’ approval in the first quarter of 2015. This dispute, which has been ongoing since 2006,  centered upon Tutor Perini’s claims for reimbursement of certain time delay and other costs. The settlement agreement resolves all related outstanding issues in the matter.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Vice President, Investor Relations & Corporate Communications

www.tutorperini.com